Exhibit 99.1

Sovran Self Storage Reports First Quarter 2011 Earnings; Management Increases Guidance After Posting Strong Results

BUFFALO, N.Y.--(BUSINESS WIRE)--May 4, 2011--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2011.

Net income available to common shareholders for the first quarter of 2011 was $8.3 million or $0.30 per fully diluted share. For the same period in 2010, net income available to common shareholders was $7.4 million, or $0.27 per fully diluted common share. Funds from operations (FFO) for the quarter were $0.62 per fully diluted common share compared to $0.60 for the same period last year.

Improved occupancy and the reduced use of move-in incentives contributed to the increase in earnings and FFO for the first quarter of 2011.

“We’re encouraged by the recovering demand for space in most of our markets, and our ability to regain pricing power,” said Kenneth F. Myszka, the Company’s President and COO. “We expect to see continued improvements as the busy season gets started.”

OPERATIONS:

Total revenues increased 4.8% over last year’s first quarter, while operating costs increased 2.3%, resulting in an NOI increase of 6.3%. Overall occupancy averaged 79.2% for the period and rental rates improved to an average of $10.48 per sq. ft.

Revenues for the 344 stores wholly owned by the Company for the entire quarter of each year increased 3.0% from those of the first quarter of 2010, the result of a 60 basis point increase in average occupancy, a 0.7% increase in rental rates and strong growth in other revenues.

Same store operating expenses increased 0.6% for the first quarter of 2011 compared to the prior year period, the result of modest increases in property payroll expenses and snow removal costs offset by a property tax decrease of 4.6%.

Consequently, same store net operating income increased 4.4% this period over the first quarter of 2010.

General and administrative expenses grew by about $0.7 million over the same period in 2010, primarily due to increased training, internet advertising and personnel costs.

During the first quarter of 2011, all but 2 of the 22 states included in the Company’s same store base achieved sales greater than the same period in 2010. The stores with the strongest revenue growth include those in New England, New York, and Tennessee. With regard to these results, Myszka commented, “We are especially encouraged by the 2.5% revenue increase shown in the Florida portfolio.”

PROPERTIES:

The Company is in negotiations and/or contract to acquire approximately $200 million of property. $160 million of this total is on behalf of a joint venture to be sponsored by the Company to which it expects to contribute 15% of the equity required. The remaining $40 million of properties are expected to be acquired by the Company on a wholly owned basis. Since all of the acquisitions are subject to remaining due diligence and other contingencies, no assurance can be given that any or all of the transactions will be consummated.

The Company is kick-starting its program of expanding and enhancing its properties. In 2011, 27 projects providing up to 700,000 square feet of additional and/or improved space at existing stores are planned. “We are pleased to revitalize our expansion and enhancement program following the hiatus triggered by the industry slowdown of 2009-10,” said Robert J. Attea, Chairman and CEO. “This is yet another positive sign that business is returning to normal.”

CAPITAL TRANSACTIONS:

At March 31, 2011, the Company had $400 million of unsecured term note debt, $78.3 million of mortgage debt outstanding and $16 million drawn on its line of credit. The Company has no significant debt maturities until mid-2012.

Illustrated below are key financial ratios at March 31, 2011:

-- Debt to Enterprise Value (at $39.55/share)	30.8%
-- Debt to Book Cost of Storage Facilities	34.7%
-- Debt to EBITDA Ratio	4.9x
-- Debt Service Coverage	3.2x

At March 31, 2011, the Company had approximately $4.9 million of cash on hand, and up to $109 million available on its line of credit.

YEAR 2011 EARNINGS GUIDANCE:

Management is encouraged by improving demand in most markets. Nonetheless, the Company anticipates the continuation of leasing incentives supplemented by aggressive and increased advertising. An increase in same store revenue of 2% to 4% is projected from that of 2010. Property operating costs are projected to increase by 2% to 3%, including an expected 4% annual increase in property taxes. Accordingly, the Company is anticipating an increase of 2% to 4% in same store net operating income for 2011.

The Company intends to spend up to $32 million on its aforementioned expansion and enhancement program. It has also budgeted $11 million to provide for recurring capitalized expenditures including roofing, painting, paving, and office renovations.

Purchases of properties made in 2011 are not expected to impact 2011’s guidance inasmuch as the Company expects to invest in both low occupancy “turn-around” opportunities as well as stabilized properties. No significant acquisitions are expected to close until the second half of the year. The impact of the aforementioned joint venture has not been included in current guidance.

General and administrative expenses are expected to increase due to income taxes on its taxable REIT subsidiaries and the Company’s plans to continue expanding its internet marketing presence.

At March 31, 2011, all but $16 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

At March 31, 2011, the Company had 27.7 million shares of common stock outstanding and 0.34 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2011 to be approximately $2.61 to $2.65 per share, and between $0.64 and $0.66 for the second quarter of 2011.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 5, 2011. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/369892.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 377 self storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at 716.633.1850 or visit the Company’s Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2011	2010
Assets
Investment in storage facilities:
Land	$240,656	$240,651
Building, equipment and construction in progress	1,182,707	1,179,305
	1,423,363	1,419,956
Less: accumulated depreciation	(280,147)	(271,797)
Investment in storage facilities, net	1,143,216	1,148,159
Cash and cash equivalents	4,859	5,766
Accounts receivable	1,914	2,377
Receivable from joint venture	232	253
Investment in joint venture	19,604	19,730
Prepaid expenses	6,355	4,408
Other assets	5,812	4,848
Total Assets	$1,181,992	$1,185,541

Liabilities
Line of credit	$16,000	$10,000
Term notes	400,000	400,000
Accounts payable and accrued liabilities	18,018	23,991
Deferred revenue	5,034	4,925
Fair value of interest rate swap agreements	8,777	10,528
Mortgages payable	78,344	78,954
Total Liabilities	526,173	528,398

Noncontrolling redeemable Operating Partnership Units at redemption value	13,408	12,480

Equity
Common stock	289	288
Additional paid-in capital	818,343	816,986
Accumulated deficit	(153,429)	(148,264)
Accumulated other comprehensive loss	(8,699)	(10,254)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	629,329	631,581
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	642,411	644,663
Total Liabilities and Equity	$1,181,992	$1,185,541

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	March 31, 2011	March 31, 2010

Revenues
Rental income	$47,126	$45,349
Other operating income	2,092	1,624
Management and acquisition fee income	317	311
Total operating revenues	49,535	47,284

Expenses
Property operations and maintenance	13,513	12,934
Real estate taxes	5,044	5,211
General and administrative	5,814	5,139
Depreciation and amortization	8,484	8,200
Amortization of in-place customer leases	141	-
Total operating expenses	32,996	31,484

Income from operations	16,539	15,800

Other income (expense)
Interest expense (A)	(7,897)	(7,878)
Interest income	18	20
Equity in income of joint ventures	40	70

Income from continuing operations	8,700	8,012
Loss from discontinued operations (including loss on disposal of $580 in 2010)	-	(124)
Net income	8,700	7,888
Net income attributable to noncontrolling interests	(440)	(461)
Net income attributable to common shareholders	$8,260	$7,427

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.30	$0.27
Discontinued operations	-	-
Earnings per common share - basic	$0.30	$0.27

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.30	$0.27
Discontinued operations	-	-
Earnings per common share - diluted	$0.30	$0.27

Common shares used in basic
earnings per share calculation	27,537,278	27,445,101

Common shares used in diluted
earnings per share calculation	27,577,435	27,479,148

Dividends declared per common share	$0.4500	$0.4500

(A) Interest expense for the three months ending March 31 consists of the following
Interest expense	$7,640	$7,620
Amortization of deferred financing fees	257	258
Total interest expense	$7,897	$7,878

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	March 31, 2011	March 31, 2010

Net income attributable to common shareholders	$8,260	$7,427
Net income attributable to noncontrolling interests	440	461
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,625	8,200
Depreciation of real estate included in discontinued operations	-	163
Depreciation and amortization from unconsolidated joint ventures	198	194
Loss on sale of real estate	-	580
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(206)	(248)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(340)	(340)
Funds from operations available to common
shareholders	16,977	16,437
FFO per share - diluted	$0.62	$0.60

Common shares - diluted	27,577,435	27,479,148
(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	January 1, 2011	January 1, 2010
	to	to	Percentage
(dollars in thousands)	March 31, 2011	March 31, 2010	Change

Revenues:
Rental income	$46,283	$45,321	2.1%
Other operating income	1,960	1,537	27.5%
Total operating revenues	48,243	46,858	3.0%

Expenses:
Property operations and maintenance	13,214	12,860	2.8%
Real estate taxes	4,955	5,196	-4.6%
Total operating expenses	18,169	18,056	0.6%

Operating income	$30,074	$28,802	4.4%
(2) Includes the 344 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

* See exhibit A for supplemental same store data.

OTHER DATA	Same Store (2)		All Stores (3)
Open	2011	2010	2011	2010

Weighted average quarterly occupancy	79.7%	79.1%	79.2%	79.0%

Occupancy at March 31	79.7%	78.9%	79.2%	78.8%

Rent per occupied square foot	$10.49	$10.42	$10.48	$10.36

(3) Does not include 25 unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the three months ended March 31, 2011:

Beginning balance	$1,419,956
Property acquisitions	-
Improvements and equipment additions:
Expansions	4,884
Roofing, paving, painting, and equipment:
Stabilized stores	1,666
Recently acquired and consolidated joint venture stores	186
Change in construction in progress (Total CIP $4.9 million)	(3,177)
Dispositions	(152)
Storage facilities at cost at period end	$1,423,363

	March 31, 2011	March 31, 2010

Common shares outstanding	27,679,360	27,566,605
Operating Partnership Units outstanding	339,025	384,952

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended March 31, 2011
(unaudited)

		Square Feet	Avg Qtrly Rent per Occupied Square Foot	Avg Quarterly Occupancy for the Three Months Ended March 31,		Revenue for the Three Months Ended March 31,			Expenses for the Three Months Ended March 31,			NOI for the Three Months Ended March 31,
State	Stores			2011	2010	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Alabama	22	1,588	$8.19	76.2%	74.0%	$2,671	$2,575	3.73%	$985	$982	0.31%	$1,686	$1,593	5.84%
Arizona	9	530	10.18	85.0%	83.0%	1,233	1,190	3.61%	435	418	4.07%	798	772	3.37%
Connecticut	5	301	17.04	81.1%	72.1%	1,059	977	8.39%	444	417	6.47%	615	560	9.82%
Florida	53	3,449	10.58	77.2%	77.5%	7,311	7,135	2.47%	2,769	2,814	-1.60%	4,542	4,321	5.11%
Georgia	22	1,422	9.56	77.4%	78.7%	2,762	2,760	0.07%	1,001	1,016	-1.48%	1,761	1,744	0.97%
Louisiana	14	865	10.58	81.1%	79.2%	1,883	1,916	-1.72%	573	571	0.35%	1,310	1,345	-2.60%
Maine	2	113	12.08	74.3%	75.0%	264	251	5.18%	125	120	4.17%	139	131	6.11%
Maryland	4	172	14.56	85.7%	85.1%	549	523	4.97%	199	219	-9.13%	350	304	15.13%
Massachusetts	12	664	12.78	81.1%	79.2%	1,798	1,697	5.95%	798	744	7.26%	1,000	953	4.93%
Michigan	4	239	8.51	90.3%	83.5%	478	443	7.90%	223	214	4.21%	255	229	11.35%
Mississippi	12	926	9.34	80.2%	82.4%	1,826	1,792	1.90%	550	559	-1.61%	1,276	1,233	3.49%
Missouri	7	432	11.43	83.6%	83.7%	1,058	1,044	1.34%	440	421	4.51%	618	623	-0.80%
New Hampshire	4	260	10.97	82.6%	77.9%	589	547	7.68%	232	231	0.43%	357	316	12.97%
New York	28	1,598	13.37	83.7%	80.9%	4,634	4,372	5.99%	1,886	1,737	8.58%	2,748	2,635	4.29%
North Carolina	11	539	9.35	78.3%	78.8%	1,006	1,018	-1.18%	400	381	4.99%	606	637	-4.87%
Ohio	17	1,132	8.99	83.8%	84.2%	2,209	2,126	3.90%	868	874	-0.69%	1,341	1,252	7.11%
Pennsylvania	4	230	10.07	81.5%	80.4%	439	425	3.29%	164	181	-9.39%	275	244	12.70%
Rhode Island	4	168	12.43	79.5%	77.9%	458	441	3.85%	207	182	13.74%	251	259	-3.09%
South Carolina	8	443	9.81	79.4%	77.2%	905	872	3.78%	349	370	-5.68%	556	502	10.76%
Tennessee	4	291	8.63	87.9%	80.4%	573	521	9.98%	254	250	1.60%	319	271	17.71%
Texas	81	5,887	10.32	79.2%	79.5%	12,336	12,094	2.00%	4,553	4,630	-1.66%	7,783	7,464	4.27%
Virginia	17	1,030	10.84	77.0%	76.5%	2,202	2,139	2.95%	714	725	-1.52%	1,488	1,414	5.23%

Portfolio Total	344	22,279	$10.49	79.7%	79.1%	$48,243	$46,858	2.96%	$18,169	$18,056	0.63%	$30,074	$28,802	4.42%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
344 wholly owned same stores.

CONTACT:
Sovran Self Storage, Inc.
David Rogers, 716-633-1850
CFO
or
Diane Piegza, 716-633-1850
VP Corporate Communications